Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Hill International, Inc. on Form S-8 (No. 333-137512) of our report dated June 29, 2015 on our audits of the financial statements and supplemental schedule of the Hill International, Inc. 401(k) Retirement Savings Plan as of December 31, 2014 and 2013, and for the year ended December 31, 2014, which report is included in this Annual Report on Form 11-K to be filed on or about June 29, 2015.

/s/ EisnerAmper LLP

Iselin, New Jersey

June 29, 2015